UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  January 14, 2016

SFX Entertainment, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-36119	90-0860047
(Commission File Number)	(IRS Employer Identification No.)

902 Broadway, 15th Floor
New York, New York	10010
(Address of principal executive offices)	(Zip Code)

(646) 561-6400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

On January 14, 2015, SFX Entertainment, Inc., a Delaware corporation (the “Company”), SFXE Netherlands Holdings Cooperatief U.A., a wholly-owned subsidiary of the Company, as borrower (the “Borrower”),  and certain of the Company’s German and Dutch subsidiaries, as guarantors, entered into a facility agreement (the “Facility Agreement”), dated as of January 14, 2015, with Catalyst Fund Limited Partnership V, as lender (the “Lender”), and Catalyst Media Cooperatief U.A., as facility and security agent, which provides for a $20.0 million credit facility (the “Facility”). At the closing the Borrower borrowed $20.0 million under the Facility.

Interest Rate.  Interest under the Facility is payable at the rate of 20.00% per annum. Interest is payable in arrears at the end of each calendar month.

Security/Guarantors. The Facility is guaranteed by the following wholly-owned subsidiaries of the Borrower: SFXE Netherlands Holdings B.V., SFX Europe B.V., ID&T Holding B.V., ID&Q Licenties B.V., Q-Licenties V.O.F., ID & T Trademark B.V., Q-Dance Licenties B.V., DTW Holding B.V., i-Motion GmbH Events & Communication, B2S Licenties B.V., B2S Management B.V., and SFXE International Holdings C.V (together, the “Guarantors”).  The Guarantors include Dutch and German operating companies and intellectual property holding companies.  The Facility is secured, subject to certain exceptions, by a first-priority security interest in substantially all of the assets and property of the Borrower and the Guarantors.  The Borrower has agreed to add as guarantors following closing Paylogic Holding B.V. and Monumental Productions B.V. as well as certain Canadian subsidiaries of the Company. Under certain conditions, the Lender may require the Borrower to add additional subsidiary guarantors as parties to the Facility Agreement.

Maturity. The Facility will mature on January 16, 2017. The Borrower may prepay the $20.0 million obligation at any time subject to the payment of a $1.5 million termination fee.

Covenants. The Facility contains customary affirmative covenants including covenants related to financial statements and other information, collateral reporting, notices of material events, conduct of the business, payment of obligations, maintenance of properties and insurance, submission to certain inspections, compliance with laws and agreements, use of proceeds, subsidiary guarantees, cash management, and additional collateral and further assurances. The Facility also contains customary negative covenants that, subject to certain exceptions, generally limit the ability to incur debt, create liens, make restricted payments, make certain investments, prepay or redeem certain debt, enter into certain transactions with affiliates, enter into restrictions on distributions from subsidiaries, and enter into certain merger or asset sale transactions.

Events of Default. The Facility contains customary events of default for an agreement of this type. If an event of default under the Facility occurs and is continuing, the facility and security agent may, and at the request of lenders holding more than 50.0% of the sum of the outstanding amounts and unused commitments under the Facility, take any or all of the following actions: (i) declare all outstanding obligations under the Facility to be immediately due and payable, (ii) terminate all commitments under the Facility or (iii) exercise the rights and remedies available under the Facility and any related loan documents. In addition, an event of default may occur, at the election of the Lender, if the Company or any of its subsidiaries do not pay material debts as such debts become due or any bankruptcy, insolvency, liquidation or similar proceeding is instituted by or against any such party. The repayment of loans under the Facility in connection with an event of default arising from a change of control of the Company is required to be accompanied by a $1.5 million prepayment premium.

The foregoing description of the Facility Agreement does not purport to be complete and is qualified in its entirety by reference to such agreement,  a copy of which will be attached as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in “Item 1.01 - Entry into a Material Definitive Agreement” of this Current Report is incorporated herein by reference.

Item 9.01                                           Financial Statements and Exhibits

(d)                                 Exhibits.

Exhibit No.	Description

99.1	Press Release dated January 15, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SFX ENTERTAINMENT, INC.

Date: January 20, 2016	By:	/s/ Robert F.X. Sillerman
Robert F.X. Sillerman
Chief Executive Officer and Director